Exhibit 99

Graybar Announces Leadership Changes
Randy Harwood and Scott Clifford Named to New Roles

ST. LOUIS, April 12, 2019 - Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, has announced the election of Randall R. Harwood to Senior Vice President and Chief Strategy Officer and Scott S. Clifford to Senior Vice President and Chief Financial Officer, effective June 1, 2019.
Harwood currently serves as Graybar’s Senior Vice President and Chief Financial Officer, a position he has held since 2013. Harwood has more than 40 years with Graybar and has a strong track record of leadership in both field and corporate executive roles. In his new assignment, he will lead the execution of Graybar’s long-term strategy, including strategic planning, innovation and enterprise project management.
Clifford currently serves as Senior Vice President - Supply Chain Management, a position he has held since 2015. In his 25 years with Graybar, Clifford has successfully held senior leadership roles in finance, IT, strategy and supply chain management. As he moves into his new position as Chief Financial Officer, he will continue to lead Graybar’s IT and supply chain organizations. Both Harwood and Clifford also serve on Graybar’s board of directors.
“Randy and Scott are both highly respected leaders who have already made significant contributions to Graybar’s success,” said Graybar’s Chairman, President and CEO Kathleen M. Mazzarella. “As we strive to transform our company for the future, I am confident they have the strategic vision to accelerate our progress and position Graybar for continued growth.”
Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of 289 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.
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